Exhibit 12.2
                                                                      11/20/98


                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1997 and the twelve months ended September 30, 1998


                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                           Year ended December 31,                    September 30,
                                                       ============================================================== =============
                                                           1993         1994         1995         1996        1997          1998
                                                       -----------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                      $1,034,795  $  927,336   $  959,692    $  875,626   $  880,209    $  877,504
      Federal and state income taxes                      266,771     360,380      411,675       383,668      419,230       491,924
      Deferred income taxes, net                          168,372      34,130       35,367        35,830      (21,874)      (66,280)
      Deferred  investment  tax credits                   (18,274)       (489)       1,127             -            -         7,187
      AFUDC - Debt funds                                    8,294      11,613       12,123        11,452        9,030         7,606
                                                       ----------   ---------  - ---------    ----------   ----------    ----------
         Earnings  as defined                          $1,459,958  $1,332,970   $1,419,984    $1,306,576   $1,286,595    $1,317,941
                                                       ==========  ==========   -=========    ==========   ==========    ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $  345,552  $  308,611   $  257,092     $ 210,149   $  196,707    $  184,369
   Interest  on interim  obligations                       15,530      17,529       21,463        15,478        7,795        12,075
   Amort of debt disc, premium  and expense, net           14,087      15,776       15,846        14,802       14,191        13,286
   Other interest  charges                                 47,393      23,483       20,400        21,296       57,623        72,591
                                                       ----------  ----------   ----------     ---------   ----------    ----------
         Fixed charges as defined                      $  422,562     365,399   $  314,801       261,725      276,316       282,321
Tax  deductible   preferred  dividends                      1,753       1,753        1,753         1,753          912           408
                                                       ----------  ----------   ----------     ---------   ----------    ----------
                                                          424,315     367,152      316,554       263,478      277,228       282,729
                                                       ----------  ----------   ----------     ---------   ----------    ----------
Non-tax  deductible  preferred  dividends                  48,921      46,253       46,399        43,273       18,015         4,320
Ratio  of net income  before  taxes to net income      x    1.672  x    1.687   x    1.682     x   1.671        1.648    x    1.718
                                                       ----------  ----------   ----------     ---------   ----------    ----------
Pref  dividend  requirements  before  income  taxes        81,796      78,029       78,043        72,309       29,689         7,422
                                                       ----------  ----------   ----------     ---------   ----------    ----------
Fixed  charges  plus  pref  dividend  requirements     $  506,111  $  445,181   $  394,597     $ 335,787   $  306,917    $  290,151
                                                       ==========  ==========   ==========     =========   ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                        2.88         2.99         3.60          3.89         4.19          4.54
                                                            ====         ====         ====          ====         ====          ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.